EXHIBIT 99.1

Governments of Italy and Québec award nine oil and gas exploration licences covering over 520,000 net acres to Petrocorp Inc.

NEW YORK - March 17, 2009 - Petrocorp Inc. (OTC BB: PTCP) ("the Company"), an oil and gas exploration and production company, today announced that:

* On January 20, 2009, the Government of Italy made the preliminary award of the competitive oil and gas exploration licences - "Fiorenzuola D'Arda" located in the Po Valley and "Montottone" located in the Marche region - in favor of Mac Oil SRL, a wholly-owned subsidiary of the Company.  The two Italy licences cover a total net surface area of 97,480 hectares (240,691 acres).

* On February 4, 2009, the Government of Québec awarded seven new oil and gas exploration licences - 2009P462 to 2009PG468 - all located in the St. Lawrence Lowlands area to the Company.  The seven Québec licences cover a total net surface area of 114,045 hectares (281,593 acres).

* On March 16, 2009, Stephen Siedow, a director of the Company, was appointed Chief Financial Officer of the Company effective March 1, 2009.  Mr. Siedow is a member of The American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.  From 1974 to 1982 Mr. Siedow was with the audit department of Ernst & Young, Certified Public Accountants in Denver, Colorado and in 1982, he formed Stephen M. Siedow, PC a professional accounting firm providing auditing, management consulting and tax services to corporations, partnerships and individuals.  Mr. Siedow specializes in public and SEC accounting and has experience in industries including construction, mining, oil and gas, and mergers/acquisitions.

Forward-looking Statements: This press release may contain forward-looking statements.  The words or phrases "would be," "will," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements."  The Company's business is subject to various other risks and uncertainties, which may be described in its corporate filings (www.sec.gov).  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.  The Company cautions readers not to place reliance on such statements.  The Company undertakes no obligation to update or publicly revise forward looking statements or information unless so required by applicable securities laws.

For further information contact:

Petrocorp Inc.

Frank J. Hariton, Esq.

Company Secretary

(914) 674 4373

Email: info@petrocorp.us

Website: http://petrocorp.us